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                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                           IMPAC MEDICAL SYSTEMS, INC.

                                    ARTICLE I

         The name of the corporation is IMPAC Medical Systems, Inc. (the "Corporation").
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                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 30 Old Rudnick Lane, Suite 100, Dover, Delaware, County of Kent, 19901. The name of its registered agent as such address is LexisNexis Document Solutions Inc.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         The aggregate number of shares which the Corporation shall have authority to issue is sixty-five million (65,000,000) shares, each with a par value of $0.001 per share. Sixty million (60,000,000) shares shall be Common Stock and five million (5,000,000) shares shall be Preferred Stock.

                                    ARTICLE V

         The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

                                   ARTICLE VI

         Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                   ARTICLE VII

         (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

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         (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

         (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this
Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VIII

         The name and mailing address of the incorporator are as follows:

                                              Emmeline L. Graham
                                              Orrick, Herrington & Sutcliffe LLP
                                              400 Sansome Street
                                              San Francisco, CA 94111

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         Executed this 29th day of May, 2002.

                                                /s/ Emmeline L. Graham
                                                --------------------------------
                                                Emmeline L. Graham, Incorporator

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